Exhibit 4.3
To be executed by way of exchange of correspondence

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of May 30, 2025 among OUTBRAIN ITALY S.R.L. (the “New Guarantor”), OT MIDCO INC., a Delaware corporation (the “Issuer”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (in such capacity, the “Trustee”) and as security agent under the indenture referred to below (in such capacity, the “Security Agent”).

W I T N E S S E T H :

WHEREAS, the Issuer, the Trustee and the Security Agent have heretofore executed an indenture, dated as of February 11, 2025 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuer’s 10.000% Senior Secured Notes due 2030 (the “Notes”), initially in the aggregate principal amount of $637,500,000;

WHEREAS, Sections 4.11 and 12.07 of the Indenture provide that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall guarantee the Guaranteed Obligations; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Security Agent and the Issuer are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the Trustee and the Security Agent mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.          Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.          Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to guarantee the Guaranteed Obligations on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by (and be entitled to the benefits of) all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.          Limitation on Guarantee. For the purposes of this paragraph 3:

“Italian Banking Law” means the Italian Legislative Decree No. 385 of 1 September 1993, as subsequently amended and supplemented.

“Italian Civil Code” means the Italian Civil Code (Codice Civile) enacted by Royal Decree No. 262 of 16 March 1942, as subsequently amended and/or supplemented.

“Italian Usury Law” means the Italian law of 7 March 1996 No. 108 (Disposizioni in materia di usura), as subsequently amended and supplemented, and any related implementing regulations.

“Subsidiary” means a direct or indirect subsidiary according to article 2359, paragraph 1, numbers 1 and/or 2, of the Italian Civil Code (or such other provision as may replace this provision).

To be executed by way of exchange of correspondence

(a)          Notwithstanding any other provisions to the contrary in this Supplemental Indenture and/or in any other Notes Documents, the obligations and liabilities of the New Guarantor as Guarantor shall not exceed at any time an amount equal to the aggregate principal amount of any intercompany loans or other financial support in any form (for the avoidance of doubt, not including equity contributions (capitale e riserve)), advanced or made available to the New Guarantor (or any of its direct or indirect Subsidiaries) by the Issuer (whether directly or indirectly) on or following the Issue Date, and outstanding at the time of the enforcement of the Guarantee, in each case and in any event subject to clause 30 (Guarantee Limitations) of the Intercreditor Agreement, and provided further that, notwithstanding any provisions of this Supplemental Indenture and/or the other Notes Documents to the contrary, the New Guarantor shall not be liable as a Guarantor under this Supplemental Indenture in relation to the obligations of any obligor under the Notes which is not a Subsidiary of the New Guarantor, in respect of any amount owed under the Notes and any Notes Document, in excess of an amount equal to the amount that the New Guarantor is entitled to set-off against its claims of recourse or subrogation (regresso or surrogazione) arising as a result of any payment made by the New Guarantor under the Supplemental Indenture (the “Set-Off Right”), it remaining understood that any provision establishing a deferral of Guarantors’ rights in any Note Documents, including this Supplemental Indenture, shall not prejudice, and will not apply to, the Set-Off Right.

(b)          The aggregate amount of interest in respect of the Notes guaranteed by the New Guarantor will be at any time equal to the interest then outstanding in respect of a principal amount of the Notes equal to the principal amount of the Notes guaranteed by the New Guarantor at that time.

(c)          Notwithstanding any provision to the contrary herein and/or in any other Notes Documents:

(i)          in order to comply with the provisions of Italian law in relation to financial assistance (namely, article 2358 and article 2474 of the Italian Civil Code (as the case may be)), the guarantee by the New Guarantor in respect of the Notes pursuant to this Supplemental Indenture shall not include and/or extend, directly or indirectly, to any obligation of any obligor under the Notes (for principal, interest and/or any other amount) in respect of any amount under the Notes the purpose or the actual use of which is to finance, directly or indirectly, the acquisition of the New Guarantor (or any of its direct or indirect holding companies) and/or the subscription of any shares or quota in the New Guarantor (or any of its direct or indirect holding companies) (or to refinance, directly or indirectly, any existing indebtedness incurred for such purposes) and/or the payment of any fees, costs and expenses, stamp, registration or other Taxes in connection therewith;

(ii)          in order to comply with the mandatory provisions of Italian law in relation to (i) maximum interest rates (including the Italian Usury Law and article 1815 of the Italian Civil Code), and (ii) capitalization of interests (including article 1283 of the Italian Civil Code and article 120 of the Italian Banking Law), the obligations of the New Guarantor under the Supplemental Indenture shall not include, and shall not extend to (x) any interest qualifying as usurious pursuant to the Italian Usury Law and (y) any interest on overdue amounts compounded in violation of the provisions set forth by article 1283 of the Italian Civil Code and/or article 120 of the Italian Banking Law, respectively.

(d)          Without prejudice to the paragraphs above, in any event, pursuant to article 1938 of the Italian Civil Code, the maximum amount that the New Guarantor may be required to pay in respect of its obligations as Guarantor under this Supplemental Indenture shall not exceed 120 per cent. of the original aggregate principal amount of the Notes (or its equivalent in any other currency).

(e)          The limitations set out in this paragraph 3 shall apply mutatis mutandis to any Transaction Security (as defined in the Intercreditor Agreement) created by the New Guarantor under the Transaction Security Documents (as defined in the Intercreditor Agreement).

To be executed by way of exchange of correspondence

4.          No Recourse Against Others. No director, officer, partner, employee, incorporator, manager, shareholder or stockholder or other owner of Equity Interests of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Indenture or the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5.          Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 13.02 of the Indenture.

6.          Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

7.          Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.          Trustee and Security Agent Makes No Representation. The Trustee and the Security Agent each accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee and the Security Agent and providing for the indemnification of the Trustee and the Security Agent. Without limiting the generality of the foregoing, neither the Trustee nor the Security Agent shall be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer and the New Guarantor, in each case, by action or otherwise, (iii) the due execution hereof by the Issuer and the New Guarantor or (iv) the consequences of any amendment herein provided for, and the Trustee and the Security Agent each makes no representation with respect to any such matters.

9.          Execution. This Supplemental Indenture may be executed by way of exchange of commercial correspondence. Delivery of a duly signed proposal and acceptance of this Supplemental Indenture by electronic mail (including pdf) and/or registered mail shall be deemed to be valid and effective for all purposes to the fullest extent permitted by applicable law.

10.          Effect of Headings. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions here.

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To be executed by way of exchange of correspondence

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

OT MIDCO INC, as Issuer

By:	/s/ David Kostman
	Name:	David Kostman
	Title:	Chief Executive Officer and President

OUTBRAIN ITALY S.R.L., as a Guarantor

By:	/s/ Alexander Erlmeier
	Name:	Alexander Erlmeier
	Title:	Chairman of the Board of Directors

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee and as Security Agent

By:	/s/ Wally Jones
	Name:	Wally Jones
	Title:	Vice President